Exhibit 10.1

GAMING AND LESIURE PROPERTIES, INC.
EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN
1.Adoption of Plan; Covered Executives. The Compensation Committee of the Board of Directors (the “Committee”) of Gaming and Leisure Properties, Inc., with its principal place of business at 845 Berkshire Blvd, Wyomissing, PA 19610 (the “Company”), has determined that this Executive Change in Control and Severance Plan (this “Plan”) should be adopted. The executives and officers of the Company, including any executives and officers of any subsidiary of the Company, covered by this Plan (each such executive or officer a “Covered Executive” and collectively, the “Covered Executives”) will be those executives and officers holding the titles identified by the Committee and set forth on Exhibit A attached hereto. Nothing in this Plan shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Company and the Covered Executive, the Covered Executive shall not have any right to be retained in the employ of the Company.

2.Definitions. The following terms shall be defined as set forth below:

(a)“Accrued Benefit” shall mean any earned but unpaid Base Salary, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Covered Executive may be entitled to under any employee benefit plan of the Company.

(b)“Average Bonus” shall mean the average of the annual cash bonuses, if any, for the three years (with respect to which bonuses are determined) prior to the year of termination.

(c)“Base Salary” shall mean the annual base salary rate in effect immediately prior to a Qualified Termination, without giving effect to any decrease in such Base Salary occurring within 90 days of such date that would provide the Covered Executive with the right to resign for Good Reason.

(d)“Board” shall mean the Board of Directors of the Company.

(e)“Cause” shall have the meaning assigned to such term in the Covered Executive’s employment agreement or, if such Covered Executive does not have an employment agreement with the Company or such term is not otherwise defined, such term shall mean the Covered Executive:

(i)shall have been convicted of, or pled guilty or nolo contendere to, a felony or any misdemeanor involving allegations of fraud, embezzlement, theft or dishonesty against the Company;

(ii)is found to be an Unsuitable Person as defined in the Company’s articles of incorporation;

(iii)engages in wrongful disclosure of confidential information or otherwise engages in competition with the Company;

(iv)    engages in willful misconduct in the performance of such Covered Executive’s duties with the Company (other than any such failure resulting from incapacity due to Disability or mental illness)

(v)    willfully engaged in illegal conduct or gross misconduct which is materially injurious to the Company or one of its affiliates.

provided that the Company shall not be permitted to terminate the Covered Executive for Cause except on written notice given to the Covered Executive at any time following the occurrence of any of the events described in clause (i) or (ii) above and on written notice given to the Covered Executive at any time not more than 30 days following the occurrence of any of the events described in clause (iii) or (iv) above (or, if later, the Company’s knowledge thereof).
(f)    “Change in Control” shall mean the happening of any of the following:

(i)the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d) (2) of the Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of fifty percent (50%) or more of either (A) the then outstanding shares of the Company (the “Outstanding Company Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of Subsection (iii) below; or

(ii)approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(iii)consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (each, a “Corporate Transaction”), in each case, unless, immediately following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Shares and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Shares and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan or related trust of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership of the Company existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation (or other governing board of a non-corporate entity) resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

(iv)individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2 /3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(g)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)    “Covered Executive” shall have the meaning set forth in Section 1 hereof and shall include all individuals set forth on Exhibit A.

(i)    “Disability” shall mean the circumstance whereby the Covered Executive becomes disabled by virtue of ill health or other disability and is unable to perform substantially and continuously the duties assigned to him for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period in the reasonable opinion of a qualified physician chosen by the Company and reasonably acceptable to the Covered Executive.

(j)    “Good Reason” shall mean, unless otherwise consented to in writing by the Covered Executive, the occurrence of any of the following events that the Company fails to cure within ten (10) days after receiving written notice thereof from the Covered Executive (which notice must be delivered within thirty (30) days of the Covered Executive becoming aware of the applicable event or circumstance):

(i)    Assignment to the Covered Executive of any duties inconsistent in any material respect with the Covered Executive’s position (including status, titles, and reporting requirements), authority, duties or responsibilities or inconsistent with the Covered Executive’s legal or fiduciary obligations;

(ii)    any reduction in the Covered Executive’s compensation or substantial reduction in the Covered Executive’s benefits taken as a whole;

(iii)    any travel requirements materially greater than the Covered Executive’s travel requirements prior to the Change of Control;

(iv)    any office relocation of greater than fifty (50) miles from the Covered Executive’s then current office; or

(v)    any breach of any material term of any employment agreement between the Company and the Covered Executive.

(k)    “Pro-Rata Bonus” shall mean the Covered Executive’s Target Bonus for the year of termination multiplied by a fraction (x) the number of which is the number of days in the calendar year up to the Termination Date and (y) the denominator of which is 365.

(l)    “Qualified Termination” shall mean any of the following events: (i) termination by the Company of the employment of the Covered Executive for any reason other than for Cause, death or Disability; or (ii) termination by the Covered Executive for Good Reason. Notwithstanding the foregoing, a Qualified Termination shall not be deemed to have occurred herein solely as a result of the Covered Executive being an employee of any direct or indirect successor to the business or assets of the Company.

(m)    “Target Bonus” shall mean the Covered Executive’s target annual cash bonus as determined by the Company for the year of termination (or prior year, if a target has not yet been set for the year of termination).

3.    Termination Benefits.

(a)Death or Disability. If a Covered Executive’s employment is terminated on account of the Covered Executive’s death or Disability while being covered under this Plan, the Company shall pay or provide to the Covered Executive or the Covered Executive’s estate or beneficiaries the Accrued Benefit within the time required by law but in no event more than 30 days after the Covered Executive’s Termination Date. In addition, in such event, subject to the Covered Executive or the Covered Executive’s estate or beneficiaries executing and delivering to the Company a separation agreement containing, among other provisions, a general release of claims in favor of the Company which does not require the release of any payment rights under this Plan or any rights to indemnification under the Company’s indemnification policy, confidentiality, return of property, non-disparagement, post-employment restrictions concerning confidentiality, noncompetition and nonsolicitation, and cooperation provisions substantially in the form set on Exhibit B attached hereto (“Separation Agreement and Release”), and the expiration of any revocation period with respect to such Separation Agreement and Release, no later than 60 days following the Covered Executive’s Termination Date, (i) the Covered Executive or the Covered Executive’s estate or beneficiaries shall be entitled to receive a lump sum payment on the Company’s first regular payroll date following the effective date of such Separation Agreement and Release (“Termination Benefits Payment Date”) equal to the sum of the Covered Executive’s Base Salary and Average Bonus; (ii) continuing coverage under the Company’s group medical, dental and vision plans as would have applied (and at such cost to the Covered Executive as would have applied in the absence of such termination) if the Covered Executive remained employed by the Company for a period equal to the earlier of 18 months following the Covered Executive’s Termination Date or the date the Covered Executive becomes eligible to be covered under another employer group health plan; and (iii) on the Termination Benefits Payment Date, any equity awards with time-based vesting held by the Covered Executive at the time of the Covered Executive’s termination of employment shall become fully vested and nonforfeitable, and any equity awards with performance-based vesting shall remain outstanding and shall be earned in accordance with their terms based on performance, but without any further vesting based on service. Subject to the Covered Executive’s or the Covered Executive’s estate or beneficiaries execution of the Separation Agreement and Release and the expiration of the related revocation period, any termination or forfeiture of unvested equity awards eligible for acceleration of vesting pursuant to this Section 3(a) that otherwise would have occurred between the Covered Executive’s Termination Date and the Termination Benefits Payment Date will be delayed until the Termination Benefits Payment Date (but, in the case of any stock option, not later than the expiration date of such stock option specified in the option agreement with the Covered Executive) and will occur only to the extent such equity awards do not vest pursuant to this Section 3(a).

(b)Qualified Termination Not Related to a Change in Control. If a Qualified Termination occurs with respect to a Covered Executive while this Plan remains in effect, the Company shall pay or provide to the Covered Executive the Accrued Benefit within the time required by law but in no event more than 30 days after the Covered Executive’s Termination Date. In addition, in such event, subject to the execution and delivery to the Company of a Separation Agreement and Release by the Covered Executive and the expiration of any revocation period with respect to such Separation Agreement and Release no later than 28 days following the Covered Executive’s Termination Date, the Covered Executive shall be entitled to the following payments and benefits:

(i)either (x) for the Company’s Chief Executive Officer, two times the sum of the Covered Executive’s Base Salary and Average Bonus, or (y) for all other Covered Executives, one and one-half times the sum of the Covered Executive’s Base Salary and Average Bonus;

(ii)continuing coverage under the Company’s group medical, dental and vision plans as would have applied (and at such cost to the Covered Executive as would have applied in the absence of such termination) if the Covered Executive remained employed by the Company for a period equal to the earlier of 18 months following the Covered Executive’s Termination Date or the date the Covered Executive becomes eligible to be covered under another employer group health plan; and

(iii)notwithstanding the vesting schedule otherwise applicable, (x) the Covered Executive shall become fully vested in all of the Covered Executive’s time-based equity awards and (y) any accelerated vesting of the Covered Executive’s performance-based equity awards shall occur in accordance with the terms of the applicable award agreement.

Subject, to the extent applicable, to the six-month delay described in Section 11(a), below, the amounts payable under Section 3(b)(i) above shall be paid in a lump sum upon the Termination Benefits Payment Date. Notwithstanding the terms of the existing award agreements otherwise applicable, accelerated vesting described in Section 3(b)(iii) above will occur on the Termination Benefits Payment Date. Subject to the Covered Executive’s execution of the Separation Agreement and Release and the expiration of the related revocation period, any termination or forfeiture of unvested equity awards eligible for acceleration of vesting pursuant to Section 3(b)(iii) above that otherwise would have occurred between the Covered Executive’s Termination Date and the Termination Benefits Payment Date will be delayed until the Termination Benefits Payment Date (but, in the case of any stock option, not later than the expiration date of such stock option specified in the option agreement with the Covered Executive) and will occur only to the extent such equity awards do not vest pursuant to Section 3(c)(iii) above.
(c)Qualified Termination in Connection with a Change in Control. Notwithstanding the foregoing, if a Qualified Termination occurs with respect to a Covered Executive in connection with or within 12 months following a Change in Control while this Plan remains in effect, subject to Section 16, the Company shall pay or provide to the Covered Executive the Accrued Benefit within the time required by law but in no event more than 60 days after the Covered Executive’s Termination Date. In addition, in such event, subject to the execution and delivery to the Company of a Separation Agreement and Release by the Covered Executive and the expiration of any revocation period with respect to such Separation Agreement and Release no later than 60 days following the Covered Executive’s Termination Date, the Covered Executive shall be entitled to receive the following payments and benefits in lieu of any amounts payable under Section 3(b):

(i)either (x) for the Company’s Chief Executive Officer, three times the sum of the Covered Executive’s Base Salary and Average Bonus, or (y) for all other Covered Executives, two times the sum of the Covered Executive’s Base Salary and Average Bonus;

(ii)the Covered Executive’s Pro-Rata Bonus; and

(iii)continuing coverage under the Company’s group medical, dental and vision plans as would have applied (and at such cost to the Covered Executive as would have applied in the absence of such termination) if the Covered Executive remained employed by the Company for a period equal to the earlier of 24 months following the Covered Executive’s Termination Date or the date the Covered Executive becomes eligible to be covered under another employer group health plan.

Subject, to the extent applicable, to the six-month delay described in Section 11(a) below, the amounts payable under Section 3(c)(i) and (ii) shall be paid in a lump sum on the 60th day after the Termination Date.
4.    Additional Limitation.

(a)    Anything in this Plan to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company or its affiliates to or for the benefit of a Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Compensatory Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision), then the Covered Executive’s Compensatory Payments shall be reduced (but not below zero) so that the sum of all of the Covered Executive’s Compensatory Payments shall be $1.00 less than the amount at which the Covered Executive becomes subject to the excise tax imposed by Section 4999 of the Code (or any successor provision); provided that such reduction shall only occur if it would result in the Covered Executive receiving a higher After Tax Amount (as defined below) than the Covered Executive would receive if the Compensatory Payments were not subject to such reduction. In such event, the Covered Executive’s Compensatory Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b)    For purposes of this Section 4, the “After Tax Amount” means the amount of the Covered Executive’s Compensatory Payments less all federal, state, and local income, excise and employment taxes imposed on the Covered Executive as a result of the Covered Executive’s receipt of such Compensatory Payments. For purposes of determining the After Tax Amount, each Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Covered Executive’s residence on the Qualified Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)    The determination as to whether a reduction in a Covered Executive’s Compensatory Payments shall be made pursuant to Section 4(a) shall apply to the Covered Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Covered

Executive within 15 business days of the Qualified Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.

5.    Rights and Remedies upon Breach. The Covered Executive acknowledges and agrees that any breach by him of any of the provisions set forth in the Separation Agreement and Release (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Covered Executive breaches, or threatens to commit a breach of, any of the provisions of the Separation Agreement and Release, the Covered Executive shall forfeit his right to benefits under the Plan. To the extent the Covered Executive has received a benefit under the Plan, the Company shall have the right to recover such benefit. The Company and its affiliates shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), the right and remedy to have the terms of the Separation Agreement and Release specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Covered Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

6.    Arbitration of Disputes. Any dispute or controversy arising under or in connection with this Plan or the Covered Executive’s employment by the Company shall be settled exclusively by arbitration, conducted by a single arbitrator sitting in Wyomissing, Pennsylvania in accordance with the laws of the Commonwealth of Pennsylvania and the procedures of the National Arbitration Association before a single arbitrator. The determination of the arbitrator shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Covered Executive and judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall bear all the costs of any arbitration, and each party will bear its own attorney’s fees and costs.

7.    Enforcement, Jurisdiction and Governing Law. The provisions of this Plan and each Separation and Release Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Plan is intended to be a top-hat severance plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). To the extent not preempted by federal law, this Plan and each Separation Agreement and Release shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any principles of conflicts of law which could cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania. The Company and each Covered Executive intend to and hereby consent to and confer exclusive personal jurisdiction and venue to enforce the Separation Agreement and Release set forth in the Separation Agreement and Release upon the state and federal courts located in the Commonwealth of Pennsylvania.

8.    Claims Procedure.

(a)    If a Covered Executive asserts a right to a benefit under the Plan which has not been received, the Covered Executive must file a claim for such benefit with the Committee on forms provided by the Committee. The Committee shall render its decision on the claim within 90 days after its receipt of the claim.

If special circumstances apply, the 90-day period may be extended by an additional 90 days; provided, written notice of the extension is provided to the Covered Executive during the initial 90-day period and such notice indicates the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision on the claim.
If the Committee wholly or partially denies the claim, the Committee shall provide written notice to the Covered Executive within the time limitations of the immediately preceding paragraph. Such notice shall set forth:
(i)    the specific reasons for the denial of the claim;

(ii)    specific reference to pertinent provisions of the Plan on which the denial is based;

(iii)    a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary;

(iv)    a description of the Plan's claims review procedures, and the time limitations applicable to such procedures; and

(v)    a statement of the Covered Executive's right to bring a civil action under Section 502(a) of ERISA if the claim denial is appealed to the Committee and the Committee fully or partially deny the claim.

(b)    A Covered Executive whose application for benefits is denied may request a full and fair review of the decision denying the claim by filing, in accordance with such procedures as the Committee may establish, a written appeal which sets forth the documents, records and other information relating to the claim within 60 days after receipt of the notice of the denial from the Committee. In connection with such appeal and upon request by the Covered Executive, a Covered Executive may review (or receive free copies of) all documents, records or other information relevant to the Covered Executive's claim for benefit, all in accordance with such procedures as the Committee may establish. If a Covered Executive fails to file an appeal within such 60-day period, he shall have no further right to appeal.

(c)    A decision on the appeal by the Committee shall include a review by the Committee that takes into account all comments, documents, records and other information submitted by the Covered Executive relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination. The Committee shall render its decision on the appeal not later than 60 days after the receipt by the Committee of the appeal. If special circumstances apply, the 60-day period may be extended by an additional 60 days; provided, written notice of the extension is provided to the Covered Executive during the initial 60-day period and such notice indicates the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision on the claim on appeal.

If the Committee wholly or partly denies the claim on appeal, the Committee shall provide written notice to the Covered Executive within the time limitations of the immediately preceding paragraph. Such notice shall set forth:

(i)    the specific reasons for the denial of the claim;

(ii)    specific reference to pertinent provisions of the Plan on which the denial is based;

(iii)    a statement of the Covered Executive's right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Covered Executive's claim for benefits; and

(iv)    a statement of the Covered Executive's right to bring a civil action under Section 502(a) of ERISA.

(d)As used in this Section 8 and Section 9, the term “Committee” means the Compensation Committee of the Board of Directors of the Company or, at the Committee’s option and delegation, an individual or committee designated by the Committee.

9.    Plan Administrator. For purposes of ERISA, the Committee is the “plan administrator” of the Plan. As such, the Committee is hereby vested with all powers and authority necessary in order to carry out its duties and responsibilities in connection with the administration of the Plan as herein provided, and is authorized to make such rules and regulations as it may deem necessary to carry out the provisions of the Plan. As “plan administrator,” the Committee shall determine any question arising in the administration, interpretation and application of the Plan, including the determination of factual matters; and the decision of the Committee shall be conclusive and binding on all persons.

10.    Withholding. All payments made under this Plan shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

11.    Section 409A.

(a)    Anything in this Plan to the contrary notwithstanding, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Covered Executive’s separation from service, or (B) the Covered Executive’s death.

(b)    It is intended that this Plan will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

(c)    To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Covered Executive’s termination of employment, then such payments or benefits shall be payable only upon the Covered Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).

(d)    The Company makes no representation or warranty and shall have no liability to the Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12.    Notice and Termination Date.

(a)    Notice of Termination. After the occurrence of a Termination Event, such event shall be communicated by written Notice of Termination from the Company to the Covered Executive or vice versa in accordance with this Section 12. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and the Covered Executive’s Termination Date.

(b)    Termination Date. “Termination Date,” with respect to any purported termination of a Covered Executive’s employment, shall mean the date the Covered executive’s employment terminates, as specified in the Covered Executive’s Notice of Termination.

(c)    Notice to the Company. Covered Executive will send all communications to the Company relating to this Plan, in writing, by hand delivery or by registered or certified mail, postage prepaid, addressed as follows, subject to change when notified by the Company:

Gaming and Leisure Properties, Inc.
845 Berkshire Blvd., Suite 200
Wyomissing, PA 19610

(d)    Notice to the Covered Executive. The Company will send all communications to the Covered Executive, relating to this Plan, in writing, addressed to the Covered Executive at the last address the Covered Executive has filed in writing with the Company.

13.    No Mitigation. The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan. Further, the amount of any payment provided for in this Plan shall not be reduced by any compensation earned by the Covered Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Covered Executive to the Company, or otherwise.

14.    Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Covered Executive’s death after a Qualified Termination but prior to the completion by the Company of all payments due the Covered Executive under this Plan, the Company shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company prior to the Covered Executive’s death (or to the Covered Executive’s estate, if the Covered Executive fails to make such designation).

15.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.    Effect on Other Plans. Nothing in this Plan shall be construed to limit the rights of the Covered Executives under the Company benefit plans, programs or policies.

17.    Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time for any reason, provided that the provisions of Sections 6, 7 and 8 of this Plan shall survive the termination of this Plan and provided that the provisions of Sections 6, 7 and 8 of this Plan may not be amended in a manner that adversely affects any Covered Executive without his prior written consent. The Company shall provide reasonable notice to affected Covered Executives in the event of any such amendment or termination. Notwithstanding the foregoing, a Covered Executive’s rights to receive payments and benefits pursuant to this Plan in connection with a Qualified Termination occurring in connection with or within 12 months following a Change in Control may not be adversely affected, without the Covered Executive’s consent, by an amendment or termination of this Plan occurring within 12 months before or after the Change in Control.

18.    Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) in a Change in Control to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place and failure to so expressly assume and agree to perform shall be a material breach of this Plan.

Adopted: As of January 29, 2019

Exhibit A
Covered Executives

Chief Executive Officer
President
Chief Financial Officer
Senior Vice President

EXHIBIT B

SEPARATION AGREEMENT